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                     August 14, 2023

       Barry Anderson
       Chief Executive Officer
       Data Knights Acquisition Corp.
       Unit G6, Frome Business Park, Manor Road
       Frome
       United Kingdom, BA11 4FN

                                                        Re: Data Knights
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed July 25, 2023
                                                            File No. 001-40386

       Dear Barry Anderson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services
       cc:                                              Rebekah McCorvey, Esq.